UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: June 9, 2014

(Date of earliest event reported)

Arête Industries, Inc.

(Exact name of registrant as specified in its charter)

COLORADO	33-16820-D	84-1508638
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7260 Osceola Street

Westminster, CO 80030

(Address of principal executive offices) (Zip Code)

(303) 427-8688

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 14(c)).

ITEM 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Consulting Fees Paid to our Chief Executive Officer

Arête Industries, Inc. does not currently have any full-time or part-time employees. Our three executive officers, who are also directors, historically have not received any salary or other compensatory benefits. We use independent contractors, consultants, attorneys and accountants as necessary, to complement services for operations and regulatory filings.

However, on June 9, 2014, the Board of Directors (the “Board”) of Arête Industries, Inc. (the “Company”) agreed to pay Nicholas L. Scheidt, our Chief Executive Officer, fees of $45,000 for each of 2013 and 2014 in recognition of his increased management services to our company.

Compensation Paid to Directors

On June 9, 2014, our Board of Directors adopted a compensation policy whereby each Director will receive stock-based compensation of $10,000 annually, payable in $2,500 quarterly installments. The number of shares of Company common stock to be issued will be determined by using the reported closing price on the last day of each calendar quarter. For 2014, the new policy will go into effect for the final three quarters of the year. Thus, each Director will be entitled to receive $2,500 per quarter in stock-based compensation for the remainder of 2014 assuming he serves on the Board for the entire applicable calendar quarter.

Unless the shares of Company common stock issued to the Directors are registered with the Securities and Exchange Commission (“SEC”), such shares will be “restricted securities” under SEC Rule 144 and thereby subject to the holding period (currently one year from the date of issuance) and other restrictions set forth in Rule 144.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARÊTE INDUSTRIES, INC.
Dated:	June 13, 2014
		By:	/s/ Nicholas L. Scheidt

		Name:	Nicholas L. Scheidt
		Title:	Chief Executive Officer